Exhibit 99.1

For Immediate Release

Investor Contact:

MKR Group Inc.

Todd Kehrli or Jim Byers

(323) 468-2300

meet@mkr-group.com

MeetMe Resumes Management of its Mobile and Web Ad Inventory

Terminates Advertising Agreements with Beanstock Media

NEW HOPE, Pa., June 3, 2015 – MeetMe, Inc. (NASDAQ: MEET), the public market leader for social discovery, today announced that it has terminated its agreements with Beanstock Media, Inc. pursuant to which Beanstock managed the majority of MeetMe’s web and mobile ad inventory. Effective yesterday, MeetMe has resumed managing its advertising inventory in-house.

Geoff Cook, Chief Executive Officer of MeetMe, said:

“In the past two years, we have outsourced our ad management to Beanstock and another partner to reduce the impact of seasonal trends in the advertising market. During that time, we maintained the capability and staff to manage our inventory internally in case we decided to do so again. We have resumed that management and are confident that we will continue to monetize and capitalize on the growth in engagement we have seen on our mobile platform."

David Clark, Chief Financial Officer of MeetMe, added:

“We do not expect to incur any additional operating costs as a result of this change and continue to expect to achieve our previously provided revenue guidance for the full year 2015 of $47 to $53 million. Additionally, we expect to achieve adjusted EBITDA within our previous guidance range of $8 to $11 million for the full year. However, due to the transition back to our own internal management of our mobile and web advertising inventory during the quarter, we are revising our second quarter revenue and adjusted EBITDA guidance to reflect this change. We now expect revenue for the second quarter to be in the range of $9.0 to $9.5 million, with an adjusted EBITDA range of $250,000 to $750,000. All guidance amounts are subject to change based on our determination of the collectability of all amounts owed by Beanstock. Beanstock represents approximately $5.8 million in accounts receivable, of which approximately $2.25 million is overdue. None of these amounts is in dispute.”

About MeetMe, Inc.

MeetMe® is the leading social network for meeting new people in the US and the public market leader for social discovery (NASDAQ: MEET). MeetMe makes it easy to discover new people to chat with on mobile devices. With approximately 80 percent of traffic coming from mobile and more than one million total daily active users, MeetMe is fast becoming the social gathering place for the mobile generation. MeetMe is a leader in mobile monetization with a diverse revenue model comprising advertising, native advertising, virtual currency, and subscription. MeetMe apps are available on iPhone, iPad, and Android in multiple languages, including English, Spanish, Portuguese, French, Italian, German, Chinese (Traditional and Simplified), Russian, Japanese, Dutch, Turkish and Korean. For more information, please visit meetmecorp.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including whether we will continue to monetize and capitalize on the growth in engagement we have seen on our mobile platform, whether we will incur any additional operating costs as a result of the termination of our agreements with Beanstock, whether we will achieve our previously provided revenue guidance for the full year 2015 of $47 to $53 million, whether we will achieve EBITDA within our original guidance range of $8 to $11 million for the full year, whether our revenue for the second quarter to be in the range of $9.0 to $9.5 million, with an adjusted EBITDA range of $250,000 to $750,000, and whether guidance amounts will change based on our determination of the collectability of all amounts owed by Beanstock. All statements other than statements of historical facts contained herein are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “project,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include the risk that our applications will not function easily or otherwise as anticipated, the risk that we will not launch additional features and upgrades as anticipated, the risk that unanticipated events affect the functionality of our applications with popular mobile operating systems, any changes in such operating systems that degrade our mobile applications’ functionality and other unexpected issues which could adversely affect usage on mobile devices. Further information on our risk factors is contained in our filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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